Exhibit 8.2

June 6, 2023

Diversified Healthcare Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts  02458

Ladies and Gentlemen:

The following opinions are furnished to Diversified Healthcare Trust, a Maryland real estate investment trust (the “Company”), and this letter is to be filed as Exhibit 8.2 to the Registration Statement of Office Properties Income Trust, a Maryland real estate investment trust (“OPI”), on Form S-4 (File No. 333-272105), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement, including the joint proxy statement/prospectus forming a part of the Registration Statement (the “Prospectus”), relates to an Agreement and Plan of Merger dated April 11, 2023 (the “Merger Agreement”), by and between the Company and OPI. Upon and subject to the terms and conditions of the Merger Agreement, the Company will merge with and into OPI, with OPI as the surviving entity (the “Merger”).

We have acted as REIT tax counsel for the Company in connection with the preparation of the Prospectus and in connection with the Merger.  We have reviewed originals or copies of such corporate records, such certificates and statements of officers of the Company, and of public officials, and of other persons, and such other documents as we have considered relevant and necessary in order to furnish the opinions hereinafter set forth.  In doing so, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents.  Specifically, and without limiting the generality of the foregoing, we have reviewed: (i) the Company’s amended and restated declaration of trust, as amended and supplemented, and its amended and restated bylaws; (ii) the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2022 (the “Form 10-K”); (iii) the Company’s Quarterly Report on Form 10-Q for its quarterly period ended March 31, 2023 (the “Form 10-Q”, and together with the Form 10-K, the “Periodic Filings”); (iv) the Prospectus; and (v) the Registration Statement.  For purposes of the opinions set forth below, we have assumed that any documents (other than documents which have been executed, delivered, adopted, or filed, as applicable, by the Company prior to the date hereof) that have been provided to us in draft form will be executed, delivered, adopted, and filed, as applicable, without material modification.

The opinions set forth below are based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively, “Tax Laws”).  No assurance can be given that Tax Laws will not change.  In the discussions with respect to Tax Laws matters in the section of Item 1 of the Form 10-K captioned “Material United States Federal Income Tax Considerations”, as supplemented by the discussions in the section of the Prospectus captioned “Material United States Federal Income Tax Considerations—Material United States Federal Income Tax Considerations Regarding DHC’s Qualification for Taxation as a REIT”, certain assumptions have been made therein and certain conditions and qualifications have been expressed therein, all of which assumptions, conditions, and qualifications are incorporated herein by reference. With respect to all questions of fact on which our opinions are based, we have assumed the initial and continuing truth, accuracy, and completeness of: (i) the information set forth in the Periodic Filings, in the Prospectus, or in the Registration Statement or in the documents incorporated therein by reference, or in the exhibits to the Periodic Filings or the Registration Statement; and (ii) representations made to us by officers of the Company or contained in the Prospectus or in the Registration Statement or in the documents incorporated therein by reference, or in the exhibits to the Periodic Filings or the Registration Statement, in each such instance without regard to qualifications such as “to the best knowledge of” or “in the belief of”.  We have not independently verified such information.

Diversified Healthcare Trust

June 6, 2023

We have relied upon, but not independently verified, the foregoing assumptions.  If any of the foregoing assumptions are inaccurate or incomplete for any reason, or if the transactions described in the Periodic Filings, in the Prospectus, or in the Registration Statement, or in any exhibits thereto or in any documents incorporated therein by reference, have been or are consummated in a manner that is inconsistent with the manner contemplated therein, our opinions as expressed below may be adversely affected and may not be relied upon.

Based upon and subject to the foregoing:

i.	we are of the opinion that the discussions with respect to Tax Laws matters in the section of Item 1 of the Form 10-K captioned “Material United States Federal Income Tax Considerations”, as supplemented by the discussions in the section of the Prospectus captioned “Material United States Federal Income Tax Considerations—Material United States Federal Income Tax Considerations Regarding DHC’s Qualification for Taxation as a REIT” fairly summarize the Tax Laws matters addressed therein in all material respects; and

ii.	we hereby confirm that the opinions of Sullivan & Worcester LLP referred to in said sections represent our opinions on the subject matters thereof.

Our opinions above are limited to the matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other matters or any other transactions.  Further, we disclaim any undertaking to advise the Company of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in Tax Laws.

Diversified Healthcare Trust

June 6, 2023

These opinions are rendered to the Company in connection with the filing of the Registration Statement.  Purchasers and holders of the Company’s securities are urged to consult their own tax advisors or counsel, particularly with respect to their particular tax consequences of acquiring, holding, and disposing of the Company’s securities, which may vary for investors in different tax situations.  We hereby consent to the filing of a copy of this letter as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

Sullivan & Worcester LLP